            As filed with the Securities and Exchange Commission on May 28, 1999
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            NETWORKS ASSOCIATES, INC.
             (Exact name of registrant as specified in its charter)

                                   ----------

            DELAWARE                                 77-0316593
(State or other jurisdiction of      (I.R.S. Employer Identification Number)
incorporation or organization)

                               3965 FREEDOM CIRCLE
                              SANTA CLARA, CA 95054
                                 (408) 988-3932
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                WILLIAM L. LARSON
                             CHIEF EXECUTIVE OFFICER
                               3965 FREEDOM CIRCLE
                              SANTA CLARA, CA 95054
                                 (408) 988-3932
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   Copies to:
                             JEFFREY D. SAPER, ESQ.
                              KURT J. BERNEY, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300
                               FAX: (650) 493-6811

                                   ----------

        Approximate date of commencement of proposed sale to the public:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM     AMOUNT OF
     TITLE OF EACH CLASS OF        AMOUNT TO BE     OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
  SECURITIES TO BE REGISTERED       REGISTERED           SHARE(1)              PRICE(1)            FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
per share......................   483,575 shares           $13.44            $6,499,248         $1,806.79
===========================================================================================================

(1) The Price of $13.44 per share, which was the average of the high and low prices of the Registrant's Common Stock on the Nasdaq National Market on May 18, 1999, is set forth solely for the purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

                                   ----------

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not any offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS
(Subject to completion, dated May 28, 1999)


                                 483,575 SHARES

                            NETWORKS ASSOCIATES, INC.

                               ------------------

                                  COMMON STOCK

                               ------------------

This prospectus relates to the public offering, which is not being underwritten, of up to 483,575 shares of our common stock which is held by some of our current stockholders.

The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

Our common stock is listed on the Nasdaq National Market under the symbol "NETA." On May 18, 1999, the average of the high and low price for our common stock was $13.44 per share.

                               ------------------

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                               ------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                  The date of this prospectus is May 28, 1999.

        No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Network Associates, Inc. (referred to in this prospectus as "Network Associates" and "we"), any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                       WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

        (1) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

        (2) Our Annual Report on Form 10-K for the year ended December 31, 1998; as amended on Form 10-K/A, filed with the Commission on April 30, 1998;

        (3) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998; as amended on Form 10-Q/A, filed with the Commission on April 15, 1999;

        (4) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; as amended on Form 10-Q/A, filed with the Commission on April 15, 1999;

        (5) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; as amended on Form 10-Q/A, filed with the Commission on April 15, 1999;

        (6) Our Current Report on Form 8-K, filed with the Commission on January 14, 1999;

        (7) Our Current Report on Form 8-K, filed with the Commission on November 24, 1998;

        (8) Our Current Report on Form 8-K, filed with the Commission on October 22, 1998;

        (9) Our Current Report on Form 8-K, filed with the Commission on August 14, 1998;

        (10) Our Current Report on Form 8-K, filed with the Commission on June 9, 1998; as amended on Form 8-K/A, filed with the Commission on July 1, 1998;

        (11) Our Current Report on Form 8-K, filed with the Commission on April 3, 1998;

        (12) Our Current Report on Form 8-K, filed with the Commission on March 25, 1998; Our Current Report on Form 8-K, filed with the Commission on February 10, 1998; as amended on Form 8-K/A, filed with the Commission on February 25, 1998; and

        (13) The description of our Common Stock contained in our Registration Statement on Form 8-A, filed on August 21, 1992, including any amendments or reports filed for the purpose of updating such description.

        You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

        Prabhat K. Goyal
        Vice President of Administration and Chief Financial Officer Network Associates, Inc.
        3965 Freedom Circle
        Santa Clara, CA  95054
        (408) 988-3932

        You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

                            NETWORK ASSOCIATES, INC.

        Networks Associates, Inc. was formed in December 1997 as a result of the merger of McAfee Associates, Inc. and Network General Corporation. Following the merger, McAfee changed its legal name to Networks Associates, Inc.

        We are a leading developer and provider of software products that address two of the most important concerns of information technology or IT professionals: network security and network management.

                           FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements which appear in these disclosures, investors should carefully review the factors set forth in this prospectus under "Risk Factors."

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

OUR QUARTERLY FINANCIAL RESULTS WILL LIKELY FLUCTUATE

      Our quarterly operating results have varied greatly in the past and will likely vary greatly in the future depending upon a number of factors. Many of these factors are beyond our control. Our revenues, gross margins and operating results may fluctuate significantly from quarter to quarter due to, among other things:

        - volume, size and timing of new licenses and renewals of existing licenses;

        -      our distributor inventory levels and product return rates;

        -      our inventory levels;

        - introduction of new products, product upgrades or updates by us or our competitors;

        -      the mix of products we sell;

        - the success of our Net Tools product suite and related pricing model;

        - our continued evolution as an enterprise-wide software provider and the related impact on the length of our sales cycle;

        -      the size and timing of our non-cash stock-based charges;

        -      changes in product prices by us or our competitors;

        -      trends in the computer industry;

        - delays or reductions in customer software purchases related to their Year 2000 compliance issues;

        -      costs related to acquisitions of technology or businesses;

        - our investment experience related to our strategic minority equity investments; and

        - costs related to extraordinary events including litigation and acquisitions.

     Our business is impacted by the seasonal trends and global or regional macroeconomic trends. For example, our net revenue is typically higher in the fourth quarter, as many customers complete annual budgetary cycles, and lower in the summer months when many businesses experience lower sales, particularly in the European market. Our business in Japan, Asia generally and Latin America has been adversely impacted by the adverse economic conditions there. If these conditions were to spread to Europe or the U.S., our business, results of operations and financial condition would be adversely impacted.

IN THE NEAR-TERM, WE EXPECT NEGATIVE, LIMITED OR NO GROWTH IN NET INCOME AND NET REVENUE

      We have experienced significant growth in net income (before acquisition and related costs) and net revenue. However, our rate of growth has slowed in recent periods due to increased price competition, a maturing anti-virus market and an increasingly higher base from which to grow. More recently, we announced that as a result of decreased visibility into future 1999 revenue due to Year 2000 issues and increasing sales cycles for our products, we intend to limit distributor orders in the second quarter of 1999.

Among other factors, our strategy of up-selling existing licenses to higher level product suites and the increasing complexity of our products has resulted in longer sales cycles for our products. In addition, like a number of other enterprise-wide software providers, we have recently identified and expect a continued slowing or reduction in customer capital spending related to Year 2000 compliance issues. Our intention to limit distributor orders in the second quarter of 1999 in an effort to realign inventory levels in our distribution channels to be more consistent with our revised future revenue expectations will result in significantly lower revenue and a loss in the quarter ended June 30, 1999. Moreover, in later periods we could experience a significant reduction in our net revenue, net income and related growth as the purchasing patterns of our current or potential customers, particularly those to whom we market broader enterprise solutions, are meaningfully impacted by Year 2000 concerns. Our growth rate and net revenue also depend significantly on renewals of existing orders. If our renewal or up-sale rates slow or decline, our net revenues and operating results would be adversely affected.

THE TIMING AND AMOUNT OF OUR REVENUES ARE SUBJECT TO A NUMBER OF FACTORS THAT MAKE IT DIFFICULT TO ESTIMATE OPERATING RESULTS PRIOR TO THE END OF A QUARTER

     We do not expect to maintain a significant level of backlog. As a result, product revenues in any quarter are dependent on contracts entered into or orders booked and shipped in that quarter. We have generally experienced a trend toward higher order receipt, and therefore a higher percentage of revenue shipments, toward the end of the last month of a quarter. This trend makes predicting revenues more difficult. The timing of closing larger orders increases the risk of quarter-to-quarter fluctuation. As we have evolved as an enterprise-wide software provider and continued with our efforts to license larger product suites under the Net Tools umbrella, the size of our orders and the length of our sales cycle have increased and may increase further. If orders forecasted for a specific customer for a particular quarter are not realized or revenues are not otherwise recognized in that quarter, our operating results for that quarter could be materially adversely affected.

OUR STOCK PRICE HAS BEEN VOLATILE AND IS LIKELY TO REMAIN VOLATILE

      During the first quarter of 1999, our stock price ranged from a per share high of $61.25 to a low of $28.06. At the close of market on April 30, 1999, our stock price was $13.25 per share. Announcements, litigation developments, and our ability to meet the expectations of brokerage firms, industry analysts or investors with respect to our operating and financial results, may contribute to this volatility. We may not discover, or be able to confirm, revenue or earnings shortfalls until the end of a quarter, which could result in an immediate drop in our stock price. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies with public traded securities. In April and May 1999, a number of putative class actions were brought against us, our officers and directors. This litigation, and any other litigation if instituted, could result in substantial costs and a diversion of management's attention and resources.

COMPETITORS MAY INCLUDE PRODUCTS SIMILAR TO OURS IN THEIR HARDWARE OR SOFTWARE AND RENDER OUR PRODUCTS OBSOLETE

     Vendors of hardware and of operating system software or other software (such as firewall or e-mail software) may enhance their products or bundle separate products to include network security and management software similar to our products. For example, Cisco incorporated a firewall in its hardware products and Microsoft Corporation introduced limited anti-virus functionality into versions of MS-DOS in 1993. The widespread inclusion of products that perform the same or similar function as our products within computer hardware or other software could render our products obsolete and unmarketable. Furthermore, even if these incorporated products are inferior or more limited than our products, customers may elect to accept the incorporated products rather than purchase our products. If we are unable to develop new network security and management products to further enhance operating systems or other software and to successfully replace any obsolete products, our business could suffer.

WE EXPECT SIGNIFICANT NON-CASH STOCK-BASED CHARGES

     In light of the recent decline in our stock price and in an effort to retain our employee base, in April 1999, we offered to reprice options held by all employees, other than directors and executive officers. In exchange for their agreeing to not exercise any of the repriced options for a period of twelve months, the exercise price of all eligible employee options with an exercise price in excess of $11.0625 was reduced to $11.0625, the closing market price on the NASDAQ on April 22, 1999. Option holders electing to have their options repriced were required to acknowledge their acceptance by April 28, 1999. As a result of the increase in price between the date on which the options were repriced, April 22, 1999, and the date on which the employees elected to reprice their option grants, April 28, 1999, we will incur a stock-based compensation charge. The initial charge for repriced shares is expected to be approximately $ 27.6 million, the difference between the new $11.0625 per share exercise price and $13.75, the closing share price on the NASDAQ on April 28, 1999. Of the total initial charge, approximately $7.4 million will be expensed in the quarter ended June 30, 1999, and approximately $20.2 million will be expensed over the remaining vesting period of approximately 3 years.

      On March 31, 1999, the FASB issued an exposure draft of its Proposed Interpretation, "Accounting for Certain Transactions involving Stock Compensation -- an interpretation of APB Opinion No. 25" (the "Proposed Interpretation"). Under the Proposed Interpretation, stock options repriced after December 15, 1998 will be subject to variable plan accounting treatment. If adopted, this proposed guidance will require the Company to remeasure compensation cost for outstanding repriced options each reporting period based on changes in the market value of the underlying common stock after the date of adoption. The FASB currently expects to approve the interpretation in the fourth quarter of 1999. Depending upon movements in the market value of the Company's common stock, this accounting treatment may result in significant additional compensation charges in future periods.

     In the first quarter of 1999, McAfee.com, our subsidiary, granted options to individuals, including Network Associates executive officers, who are not employed by McAfee.com. As a result, these options will be accounted for under the variable method of accounting, which may result in significant non-cash stock-based charges upon grant and as these options vest. In the quarter ended March 31, 1999, these non-cash charges totaled approximately $457,000. See "Management's Discussion and Analysis of Operating Results and Financial Condition."

WE FACE RISKS ASSOCIATED WITH PAST AND FUTURE TRANSACTIONS

     The software industry has experienced, and is expected to continue to experience, a significant amount of consolidation. As part of our growth strategy, we may buy or make investments in, complementary companies, products and technologies. Since 1994 we have completed a large number of significant acquisitions involving both public and private companies, including:

        -      CyberMedia in September 1998;

        -      Dr Solomon's in August 1998;

        -      Magic Solutions and TIS in April 1998;

        -      Network General, PGP and Helix Software in December 1997;

        -      Vycor Corporation in February 1996;

        -      Saber Software in August 1995; and

        -      Pro Tools in January 1994.

     We have also completed a number of smaller acquisitions and acquired a number of our international distributors. Recently, we began making strategic minority investments in complementary Internet related companies. In the three months ended March 31, 1999, these minority investments totaled $26.5 million. We are currently investigating acquisitions of additional foreign distributors and other strategic minority investments.

     Our acquisitions and strategic investments involve a number of risks and we may not realize the expected benefits of these transactions. We may lose all or a portion of our investment, particularly in the case of our strategic minority investments.

     The integration of transactions involves a complex, time consuming and expensive process. Prior to any acquisition, each company has its own business, culture, clients, employees and systems. Following any acquisition, we must operate as a combined organization utilizing common information communication systems, operating procedures, financial controls and human resource practices. In order to successfully integrate acquired companies, we must, among other things, successfully:

        - attract and retain key management and other personnel; integrate, both from an engineering and a sales and marketing perspective, the acquired products into our suite of product offerings;

        -      coordinate research and development efforts;

        -      integrate sales forces; and

        -      consolidate duplicate facilities.

     The difficulties of integrating an acquired company may be worsened by the geographic distance between the companies, the complexity of the technologies and operations being integrated, and the disparate corporate cultures being combined. Successful acquisitions may be more difficult to accomplish in the high technology industry than in other industries, and will require the dedication of our management resources. Management's focus on the integration of operations may distract attention from our day-to-day business, and may disrupt key research and development, marketing or sales efforts. In addition, it is common in the technology industry for aggressive competitors to attract customers and recruit key employees away from companies during the integration phase of an acquisition. If we cannot successfully integrate any acquisition, our business could suffer.

     In 1997 and 1998, we incurred significant nonrecurring charges associated with our previous acquisitions. Our available cash and our securities may be used to buy or invest in companies or products, which could result in significant acquisition-related charges to earnings and dilution to our stockholders. Moreover, if we buy a company, we may have to incur or assume that company's liabilities, including liabilities that are unknown at the time of acquisition, which may result in a material adverse effect on us.

WE WILL EXPERIENCE SIGNIFICANT AMORTIZATION CHARGES AND FACE THE RISK OF FUTURE NON-RECURRING CHARGES IN THE EVENT OF IMPAIRMENT.

    In connection with our previous acquisitions accounted for under the purchase method of accounting, in future periods we will experience significant charges related to the amortization of purchased technology and goodwill. In addition, if we later determine that this purchased technology and goodwill is impaired, we will be required to take a related non-recurring charge to earnings.

WE FACE RISKS RELATED TO OUR NET TOOLS MEGA-SUITE BUSINESS STRATEGY

     Historically, a majority of our revenues resulted from the licensing of our flagship anti-virus products and Sniffer products. Over the last year we have been focusing our efforts on broadening our revenue base by providing network security and management solutions to enterprise customers, targeting in particular the Windows NT/Intel platform. To this end, we organized our products into four product suites -- McAfee Total Virus Defense, PGP Total Active Security, Sniffer Total Network Visibility and McAfee Total Service Desk--which form our integrated "Net Tools" mega-suite solution. The Net Tools product suite model involves a modified product pricing structure. Potential customers may not respond favorably to this modified pricing structure and the lack of a favorable response could materially adversely affect our operating results. In addition, as part of the Net Tools concept, we are in the process of designing a centralized console from which the various component suites can be operated, administered and maintained utilizing a common look and feel. We face significant engineering challenges related to these efforts. Success of our Net Tools suite strategy will also depend, in part, on the following factors:

        -      successful development and coordination of our sales force;

        -      successful development of a national accounts sales force; and

        - the development and expansion of an effective professional services organization.

WE FACE RISKS RELATED TO OUR SNIFFER PRODUCT STRATEGY

     Although we will continue to offer perpetual licenses with annual support and maintenance contracts for our Sniffer products, we have recently developed a subscription-licensing model for these products. We are also seeking to increase our total Sniffer unit sales through recently developed software-only versions of some of our Sniffer products, which we would mean that we would no longer sell the hardware components contained in those products. However, there is a risk that customers will continue to require that we provide the hardware platform and components currently contained in our Sniffer products. Despite our efforts, total unit license of Sniffer products may not increase and customers may not accept the subscription-pricing model for Sniffer products. To the extent that customers do license Sniffer products on a two-year subscription basis or license significant amounts of software-only Sniffer products, our operating results and financial condition would be likely be affected in the following ways:

        - in the case of subscription licenses, we would expect an increase in deferred revenues related to the service portion of the two-year Sniffer license that would be capitalized on our balance sheet;

        - in the initial year of the subscription license, the corresponding revenue would be lower than if the license were perpetual; and

        - in the case of the software-only Sniffer product license, we would expect lower total revenues and a higher overall gross margin related to that license, as we would not be selling the corresponding hardware component (currently the hardware component generates a lower gross margin than the total product gross margin).

WE FACE RISKS RELATED TO OUR STRATEGY OF ACQUIRING INDEPENDENT AGENTS AND DISTRIBUTORS

     We have been acquiring existing independent agents and distributors of our products in certain strategic markets. We may be required to provide customers the same level of technical support that was previously provided by the acquired agents and distributors. We may be unable to provide technical support or operate any acquired distributor or agent as well as previous operators or at all. The acquisition of any distributor or agent may not result in increased foreign revenues.

OUR MARKET IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE; WE FACE RISKS ASSOCIATED WITH PRODUCT DEVELOPMENT

     The network security and management market is highly fragmented and characterized by ongoing technological developments, evolving industry standards and rapid changes in customer requirements. Our success will depend on our ability to:

        - offer a broad range of network security and management software products;

        - continue to enhance existing products and expand product offerings;

        - develop and introduce in a timely manner new products with technological advances;

        -      respond promptly to new customer requirements;

        - comply with evolving industry standards without delays in compliance;

        -      provide upgrades and updates to users frequently and at low cost;
               and

        - remain compatible with popular operating systems such as Windows 95, Windows NT and NetWare.

     We may not be able to successfully develop and market, on a timely basis, enhancements to our existing products or new products. Our product enhancements or new products may not adequately address the changing needs of the marketplace. New products with new technological capabilities could replace or shorten the life cycle of our products or cause our customers to defer or cancel purchases of our products. For example, in the first quarter of 1999, we believe a number of customers for our security products deferred their product purchases pending the introduction of our integrated Active Security product in April 1999.

     We may continue to experience delays in software development as we have at times in the past. Complex software products like ours may contain undetected errors or version compatibility problems, particularly when first released, which could delay or cost us our market acceptance. For example, we experienced compatibility issues in connection with our recent NetShield upgrade, and our anti-virus software products have in the past falsely detected viruses that did not actually exist. Difficulties and delays associated with new product introductions, performance or enhancements could have a material adverse effect on our business, financial condition and results of operation.

     Our product development efforts are impacted by the adoption or evolution of industry standards. For example, no uniform industry standard has developed in the market for encryption security products. As industry standards are adopted or evolve, we may have to modify existing products or develop and support new versions of existing products. In addition, if no industry standard develops, our products and our competitors' products could be incompatible, which could prevent or delay overall development of the market for a particular product. If our products fail to comply with existing or evolving industry standards in a timely fashion, our business, results of operation and financial condition could be materially and adversely affected.

    Our long-term success depends on our ability to upgrade and update existing product offerings, modify and enhance acquired products and introduce new products which meet our customers' needs. Future upgrades and updates may include additional functionality, respond to user problems or address compatibility problems with changing operating systems and environments. We believe that our ability to provide these upgrades and updates frequently and at low costs is key to our success. For example, the proliferation of new and changing viruses makes it imperative to update anti-virus products frequently to avoid obsolescence. Failure to release upgrades and updates could have a material adverse effect on our business, results of operations and financial condition. We may not be successful in these efforts. In addition, future changes in Windows 95, Windows NT, NetWare or other popular operating systems could cause compatibility problems with our products. Further, delays in the introduction of future versions of operating systems or lack of market acceptance of these future versions would delay or reduce demand for our future products which were designed to operate with these future operating systems. Our failure to introduce in a timely manner new products that are compatible with operating systems and environments preferred by desktop computer users would have a material adverse effect on our business, results of operation and financial condition.

WE DEPEND ON REVENUE FROM OUR FLAGSHIP ANTI-VIRUS AND SNIFFER PRODUCTS

     We have historically derived a majority of our net revenue from our flagship McAfee anti-virus software products and Sniffer network fault and performance management products. These products are expected to continue to account for a significant portion of our net revenue for the foreseeable future. Because of this concentration of revenue, a decline in demand for or in the prices of these products as a result of competition, technological change, a change in our pricing model, inclusion of anti-virus or network management and analysis software as a standard part of hardware or operating system software or other software, or a maturation in the markets for these products, could harm our business.

IF THE NETWORK MANAGEMENT AND NETWORK SECURITY MARKETS DO NOT EVOLVE AS WE ANTICIPATE, OUR BUSINESS COULD SUFFER

      The markets for our network management and network security products are evolving, and their growth depends upon broader market acceptance of this software, including help desk software. Although the number of personal computers, or PCs, attached to large-area networks has increased dramatically, the network management and network security markets continue to be emerging markets. These markets may not continue to develop or may not develop rapidly enough to benefit our business significantly. In addition, there are a number of potential approaches to network management and network security, including the incorporation of management and security tools into network operating systems. Therefore, even if network management and network security tools gain broader market acceptance, our products may not be selected by potential purchasers. To the extent that either the network management or network security market does continue to develop, we expect that competition will increase.

WE ARE SUBJECT TO INTENSE COMPETITION IN THE NETWORK MANAGEMENT AND SECURITY MARKETS AND WE EXPECT TO FACE INCREASED COMPETITION IN THE FUTURE

     The markets for our products are intensely competitive, and we expect competition to increase in the near-term. We believe that the principal competitive factors affecting the markets for our products include:

        -      performance;

        -      functionality;

        -      quality;

        -      customer support;

        -      breadth of product line;

        -      frequency of upgrades and updates;

        -      integration of products;

        -      manageability of products;

        -      brand name recognition;

        -      company reputation; and

        -      price.

     Performance and quality of our anti-virus software products are measured by number and type of viruses detected, the speed at which the products run and ease of use. Some of our competitors have longer operating histories, greater name recognition, larger technical staffs, established relationships with hardware vendors, and/or greater financial, technical and marketing resources. These factors may provide our competitors with an advantage in penetrating the original equipment manufacturer, or OEM, market with their network security and management products. As is the case in many segments of the software industry, we have been encountering, and we expect to further encounter, increasing competition. This increased competition could reduce average selling prices and, therefore, profit margins. Competitive pressures could result not only in price reductions but also in a decline in sales volume, which could cause our business to suffer. In addition, competitive pressures may make it difficult for us to maintain or exceed our historic growth rate.

     Although there is a trend toward consolidation in the network security and management market, the market is currently highly fragmented with products offered by many companies. Our principal competitors in the anti-virus market include Symantec, Computer Associates/Cheyenne Software, IBM, and Trend Micro, as well as numerous smaller companies and shareware authors that may in the future develop into stronger competitors or be consolidated into larger competitors. In the encryption portion of the security market, our principal competitors are Security Dynamics, Cylink, Entrust Technologies and VeriSign. Our principal competitors in the help desk market are Remedy and Software Artistry, recently acquired by Tivoli Systems/IBM. Our principal competitor in the software-based network fault and performance management market is Hewlett-Packard with other competitors including Azure Technologies, Concord Communications, DeskTalk Systems, Kaspia Systems, Shomiti Systems, and Wandel & Goltermann. We also face competition in the security market from Cisco, Security Dynamics, Checkpoint Software, Internet Security Systems and Axent, and other vendors in the encryption/firewall/intrusion detection market. In addition, we face competition from large and established software companies such as Microsoft, Intel, Novell and HP which offer network management products as enhancements to their network operating systems.

      As the network management market develops, we may face increased competition from these large companies, as well as other companies seeking to enter the market. The trend toward enterprise-wide network management and security solutions may result in a consolidation of the network management and security market around a smaller number of companies who are able to provide the necessary software and support capabilities. In addition, to the extent that we are successful in developing our Net Tools suite of products designed around a centralized management and administration console for the Windows NT platform, we will likely compete with large computer systems management companies such as Tivoli

Systems and Computer Associates. We may be unable to continue to compete effectively against existing and potential competitors, many of whom have substantially greater financial, technical, marketing and support resources and name recognition than we do. In addition, software companies who currently use traditional distribution methods may in the future decide to compete more directly with us by utilizing electronic software distribution.

OUR CUSTOMERS MAY CANCEL OR DELAY THEIR PURCHASES OF OUR PRODUCTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS; OUR SALES CYCLE IS LONG, WHICH COULD ADVERSELY AFFECT OUR QUARTERLY RESULTS

     Our products may be considered to be capital purchases by certain customers or prospective customers. Capital purchases are often discretionary and, therefore, are canceled or delayed if the customer experiences a downturn in its business or prospects or as a result of economic conditions in general. Any cancellation or delay could adversely affect our results of operations.

    In addition, as we have continued to evolve as an enterprise-wide software provider and continue to focus on the sale of product suites under the Net Tools umbrella, our sales cycle has lengthened and may continue to lengthen. Sales of large complex products, particularly product suites, frequently require a long education process and significant technical evaluation and commitment of capital and other resources. Moreover, these sales may be subject to the risk of delays associated with customers' internal budget and other procedures for approving large capital expenditures, deploying new technologies within their network and testing and accepting new technologies that affect key operations. Because of these longer sales cycles and the potential large size of such orders, if anticipated orders are not realized or revenues are not otherwise recognized in a particular quarter, our operating results for that quarter could suffer.

WE HAVE ONLY RECENTLY DEVELOPED OUR LARGE ACCOUNTS SALES FORCE; WE FACE RISKS RELATED TO OUR SALES FORCE STRUCTURE

     Our North American direct sales force is divided into three tiers. The first tier focuses on the sale of all of our product suites under the Net Tools umbrella to enterprise and national account customers. The second tier consists of tow separate sales groups focused on the sale of the two product supersuites (Net Tools Secure and Net Tools Manager) to the departmental level. The third tier consists of four separate outbound corporate telesales forces who actively market our individual product suites to customers with less than 1,000 end users. Historically, we have not a large enterprise or national accounts sales force and only recently developed a direct sales group focused on these larger accounts.

     To succeed in the direct sales channel for the enterprise and national accounts market and for the sale of the separate security product suite, we must build a significant direct sales organization and must attract and retain qualified personnel. These individuals will require training about, and knowledge of, product attributes for our various product suites. We may not succeed in building the necessary sales organization or in attracting, retaining or training these individuals. Historically, we sold our products at the departmental level. To succeed in the enterprise and national accounts market requires, among other things, our establishing relationships and contacts with senior technology officers at these accounts. Our sales force may not succeed in these efforts.

     Our sales organization structure may result in multiple customer contacts by our different sales representatives, particularly in circumstances where the customer has multiple facilities and offices. These multiple contacts may likely result from a lack of coordination between our various sales organizations and a lack of focus by the individual sales representatives on their designated customers or products. The occurrence of these events could lead to customer confusion, disputes in the sales force and lost revenue opportunities which could have a material adverse effect on our business, results of operations and financial condition. In addition, while the development of a direct sales channel reduces our dependence on resellers and distributors, it may lead to conflicts for the same customers and further customer confusion, pressure by current and prospective customers for price reductions on products and, consequently, in reductions in our gross margin and operating profit.

WE SELL OUR PRODUCTS THROUGH INTERMEDIARIES, WHO MAY NOT VIGOROUSLY MARKET OUR PRODUCTS, HAVE RIGHTS OF RETURN OR MAY HAVE DIFFICULTY IN TIMELY PAYING FOR PURCHASED PRODUCTS

     We market a significant portion of our products to end-users through intermediaries, including distributors, resellers and value-added resellers. Beginning in 1998, our dependence on these indirect sales channels increased significantly with the development of a software-only version of our Sniffer product and the acquisition of CyberMedia in September 1998. The Sniffer product was previously only a combined software/hardware product with a limited number of resellers. CyberMedia sold its products only through indirect channels.

     Our distributors sell other products that are complementary to, or compete with, our products. While we encourage our distributors to focus on our products through market and support programs, these distributors may give greater priority to products of other suppliers, including competitors. Our agreements with our distributors generally permit our distributors to return our product to us in the event of end user returns to the distributor, inaccurate estimates of end user demand by the distributor, increased purchases by distributors in response to sales incentives or transitions to new products. We record sales to distributors as revenue and at the same time establish a reserve for returns. Returns could exceed reserves as a result of distributors holding excessive amounts of our product in inventory. Our current or future reserves for returns could be inadequate which would adversely impact our operating results.

     Many of our distributors are experiencing economic difficulties worldwide, which may adversely impact our collection of accounts receivable. For example, CHS, our largest European distributor, has experienced a significant downturn in its business. As a result, we have experienced a delay in collections from them and may experience difficulties in collecting amounts owed to us. We regularly review the collectibility and credit worthiness of our distributors to determine an appropriate allowance for doubtful accounts reserve. Our uncollectible accounts could exceed our current or future allowance for doubtful accounts reserve, which would adversely impact our operating results.

WE NEED TO EXPAND AND DEVELOP AN EFFECTIVE PROFESSIONAL SERVICES ORGANIZATION; WE RELY ON THIRD-PARTY PROFESSIONAL SERVICES

      As our products and computer networks in general increase in complexity, customers require greater professional assistance to design, install, configure and implement our products. To date, we have relied on our limited professional services capabilities and increasingly on outside professional service providers, including our distributors, resellers and system integrators. These third party service providers may provide inadequate levels of professional services. Moreover, reliance on these third parties both places a greater burden on them and reduces our ability to control and establish standards for providing these support services. Our reliance on these third parties could, delay our recognition of product revenue, harm our relationships or reputation with these third parties or the end users of our products or result in decreased future sales of, or prices for, our products.

     To more effectively service our customer's evolving needs, we intend to significantly expand and develop our worldwide professional service organization. We may not succeed in these efforts. Effectively expanding and developing our professional services organization will require that we hire and train more service professionals who must be continually trained and educated to ensure that they possess sufficient technical skills and product knowledge. The market for qualified professionals is intensely competitive, making hiring and retention difficult. We expect significant competition in this market from existing providers of professional services and future entrants. We must also properly price our services to attract customers, while maintaining sufficient margins for these services. We therefore expect that we will have lower profit margins on our service revenues. The failure to develop an effective professional services organization could have a material adverse effect on our business, results of operations and financial condition.

WE RELY ON THE CONTINUED PROMINENCE OF MICROSOFT TECHNOLOGY

    Although we intend to support other operating systems, our mission is to be the leading supplier of network security and management products for Windows NT/Intel based Network. Sales of our products would be materially and adversely affected by market developments which are adverse to the Windows operating environments, including the failure of users and application developers to accept Windows NT. In addition, our ability to develop products using the Windows operating environments is dependent on our ability to gain timely access to, and to develop expertise in, current and future developments by Microsoft. We may not be able to gain the necessary access from Microsoft.

WE MUST EFFECTIVELY MANAGE OUR GROWTH

     Our business has grown rapidly, both internally and through acquisitions. This growth has placed, and any future growth would continue to place, a significant strain on our limited personnel, management and other resources. Our ability to manage any future growth, particularly with the anticipated expansion of our international business and growth in distribution business, will require us to:

        -      attract, train, motivate and manage new employees successfully;

        -      effectively integrate new employees into our operations; and

        - continue to improve our operational, financial, management and information systems and controls.

     If we continue to grow, our management systems currently in place may be inadequate or we may not be able to effectively manage this growth.

     WE RELY HEAVILY ON OUR INTELLECTUAL PROPERTY RIGHTS WHICH OFFER ONLY LIMITED PROTECTION AGAINST POTENTIAL INFRINGERS; WE MAY FACE LITIGATION RELATED TO OUR PROPRIETARY TECHNOLOGY AND RIGHTS.

     Our success depends significantly upon our proprietary software technology. We rely on a combination of contractual rights, trademarks, trade secrets, patents and copyrights to establish and protect proprietary rights in our software. However, these protections may be inadequate or competitors may independently develop technologies or products that are substantially equivalent or superior to our products. We do not typically obtain signed license agreements from our corporate, government and institutional customers who license products directly from us. Rather, we include an electronic version of a shrink-wrap license in all of our electronically distributed software and a printed license in the box for our products distributed through traditional distributors in order to protect our copyrights and trade secrets in those products. Since none of these licenses are signed by the licensee, many legal authorities believe that such licenses may not be enforceable under the laws of many states and foreign jurisdictions. In addition, the laws of some foreign countries either do not protect these rights at all or offer only limited protection for these rights. The steps taken by us to protect our proprietary software technology may be inadequate to deter misuse or theft of this technology. For example, we are aware that a substantial number of users of our anti-virus products have not paid any registration or license fees to us. Changing legal interpretations of liability for unauthorized use of the our software, or lessened sensitivity by corporate, government or institutional users to avoiding infringement of intellectual property, could have a material adverse effect on our business, results of operations and financial condition.

     There has been substantial litigation regarding intellectual property rights of technology companies. In the past we have been, and we currently are, subject to litigation related to our intellectual property, including a pending unfair trade practice case and separate patent infringement cases involving each of Symantec, Hilgraeve and Trend Micro. Although we intend to defend ourselves vigorously against claims asserted against us in the foregoing actions or matters, developments arising out of this pending litigation or any other litigation to which we are or may become a party could have a material adverse effect on our business, results of operation and financial condition. Adverse determinations in litigation could:

        -      result in the loss of our proprietary rights;

        -      subject us to significant liabilities;

        -      require us to seek licenses from third parties; or

        -      prevent us from manufacturing or selling our products.

     The litigation process is subject to inherent uncertainties and we may not prevail in these matters, or we may be unable to obtain licenses with respect to any patents or other intellectual property rights that may be held valid or infringed upon by us or our products. Uncertainties inherent in the litigation process involve, among other things, the complexity of the technologies involved, potentially adverse changes in the law and discovery of facts unfavorable to us.

      In addition, as we may acquire a portion of software included in its products from third parties, our exposure to infringement actions may increase because we must rely upon such third parties as to the origin and ownership of any software being acquired. Similarly, exposure to infringement claims will increase to the extent that we employ or hire additional software engineers previously employed by competitors, notwithstanding measures taken by these competitors to protect their intellectual property. In the future, litigation may be necessary to enforce and protect trade secrets and other intellectual property rights that we own. We may also be subject to litigation to defend against claimed infringement of the rights of others or determine the scope and validity of the proprietary rights of others. This litigation could be costly and cause diversion of management's attention, either of which could have a material adverse effect on our business, results of operations and financial condition.

     OUR INTERNATIONAL OPERATIONS SUBJECT US TO FOREIGN CURRENCY FLUCTUATIONS AND OTHER INHERENT RISKS RELATED TO DOING BUSINESS IN FOREIGN COUNTRIES

      In the first quarter of 1999 and in 1998, 1997 and 1996, net revenue from international licenses represented approximately 43%, 36%, 36% and 32%, respectively, of our net revenue. Historically, we have relied upon independent agents and distributors to market our products internationally. We expect that international revenues will continue to account for a significant percentage of net revenue. We also expect that a significant portion of this international revenue will be denominated in local currencies. To reduce the impact of foreign currency fluctuations, we use nonleveraged forward currency contracts. However, our future results of operations may be adversely affected by currency fluctuations or by costs associated with currency risk management strategies. Other risks inherent in international revenue generally include:

        -      payment cycles;

        -      greater difficulty in accounts receivable collection;

        -      unexpected changes in regulatory requirements;

        - seasonality due to the slowdown in European business activities during the third quarter;

        -      tariffs and other trade barriers;

        - export restrictions on our encryption and other security products;

        - uncertainties relative to regional economic circumstances, including the current economic turbulence in Asia;

        - political instability in emerging markets and difficulties in staffing; and

        -      managing foreign operations.

      These factors may have a material adverse effect on our future international license revenue. Further, in countries with a high incidence of software piracy, we may experience a higher rate of piracy of our products.

      In addition, a portion of our international revenue is expected to continue to be generated through independent agents. Since these agents are not our employees and are not required to offer our products exclusively, they may discontinue marketing our products entirely. Also, we may have limited control over these agents, limited access to the names of the customers to whom these agents sell its products and limited knowledge of the information provided by, or representations made by, these agents to its customers.

COMPUTER "HACKERS" MAY DAMAGE OUR PRODUCTS

      Given our high profile in the security software market, we have been a target of computer hackers who have, among other things, created viruses to sabotage or otherwise attack our products. While to date these efforts have been discovered quickly and their adverse impact has been limited, similar viruses or efforts may be created or replicated in the future. In this event, users' computer systems could be damaged and demand for our software products may suffer as a result. In addition, since we do not control diskette duplication by distributors or our independent agents, diskettes containing our software may be infected with viruses.

FALSE DETECTION OF VIRUSES AND ACTUAL OR PERCEIVED SECURITY BREACHES COULD ADVERSELY AFFECT OUR BUSINESS

      Our anti-virus software products have in the past and may at times in the future falsely detect viruses that do not actually exist. These false alarms, while typical in the industry, may impair the perceived reliability of our products and may therefore adversely impact market acceptance of our products. In addition, we have in the past been subject to litigation claiming damages related to a false alarm, and there can be no assurance that similar claims will not be made in the future. Similarly, an actual or perceived breach of network or computer security at one of our customers, regardless of whether the breach is attributable to our products, could adversely affect the market's perception of our security products. This could adversely effect our business, results of operations and financial condition.

OUR CRYPTOGRAPHY TECHNOLOGY IS SUBJECT TO EXPORT RESTRICTIONS AND MAY BECOME OBSOLETE

      Certain of our network security products, technology and associated assistance are subject to export restrictions imposed by the U.S. Department of State and the U.S. Department of Commerce. These restrictions permit the export of encryption products so long as certain requirements are met, but prohibit the export of these products to countries deemed hostile by the U.S. Government. U.S. export regulations regarding the export of encryption technology require either a transactional export license or the granting of Department of Commerce Commodity jurisdiction. As result of this regulatory regime, foreign competitors facing less stringent controls may be able to compete more effectively than we can in the global market. While we have obtained approval from the Department of Commerce to export to certain end users, the U.S. Government may not approve pending or future export license requests. Further, the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, may be revised from time to time. Failure to obtain the required licenses or the costs of compliance could have a material adverse effect on our international revenues.

      In addition, some of our network security products are dependent on the use of public key cryptography technology. This technology depends in part upon the application of certain mathematical principles known as factoring. The security afforded by public key cryptography technology is based on our belief that the factoring of large prime numbers is difficult. Should an easy factoring method be developed, the security afforded by encryption products using public key cryptography technology would be reduced or eliminated. Furthermore, any significant advance in techniques for attacking cryptographic systems could also render some or all of our existing products and services obsolete or unmarketable. Moreover, factoring problems can theoretically be solved by computer systems significantly faster and more powerful than those presently available. If these improved techniques for attacking cryptographic systems are ever developed, our business would be adversely affected.

PRODUCT LIABILITY CLAIMS ASSERTED AGAINST US IN THE FUTURE COULD ADVERSELY AFFECT OUR BUSINESS

      Our network security and management software products are used to protect and manage computer systems and networks that may be critical to organizations. As a result, our sale and support of these products involves the risk of potential product liability and related claims. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in these license agreements may not be effective under the laws of certain jurisdictions, particularly in circumstances involving unsigned licenses. A product liability claim brought against us could have a material adverse effect on our business, results of operations and financial condition.

OUR MANAGEMENT AND TECHNICAL PERSONNEL ARE CRITICAL TO OUR BUSINESS, THESE INDIVIDUALS MAY NOT REMAIN WITH US IN THE FUTURE

      We rely, and will continue to rely, on a number of key technical and management employees. While employees are required to sign standard agreements concerning confidentiality and ownership of inventions, our employees are generally not otherwise subject to employment agreements or to noncompetition covenants. If any of our key employees leave, our business, results of operations and financial condition could suffer. Furthermore, we do not maintain life insurance policies on our key employees.

      Our ability to achieve our revenue and operating performance objectives will depend in large part on our ability to attract and retain technically qualified and highly skilled sales, consulting, technical, marketing and management personnel. Competition for these employees is intense and is expected to remain so for the foreseeable future. We may not be successful in retaining our existing key personnel and in attracting and retaining the personnel we require, and our failure to retain and hire key employees could adversely affect our business and operating results. For example, in early April 1998, Messrs. Leslie Denend, David Carver and John Stringer resigned from their positions as executive officers, although Mr. Denend remains a director. Additions of new and departures of existing employees, particularly in key positions, can be disruptive and can result in departures of existing employees, which could adversely affect our business.

WE FACE RISKS ASSOCIATED WITH U.S. GOVERNMENT CONTRACTING

      We expect that in the near term, a meaningful portion of our revenues will result from existing research and development contracts with agencies of the U.S. government. We believe that the willingness of these government agencies to enter into future contracts with us will in part be dependent upon our continued ability to meet their expectations. However, we may be unable to procure additional government contracts.

      Minimum fee awards for companies entering into government contracts are generally between 3% and 7% of the costs incurred by them in performing their duties under the related contract. However, these fee awards may be as low as 1% of the contract costs. Furthermore, these contracts are subject to cancellation at the convenience of the governmental agencies. Although we have been awarded contract fees of more than 1% of the contract costs in the past and there have been no terminations of any government contracts in the past, minimum fee awards or cancellations may occur in the future. Reductions or delays in federal funds available for projects we are performing could also have an adverse impact on our government business. Contracts involving the U.S. government are also subject to the risks of disallowance of costs upon audit, changes in government procurement policies, required competitive bidding and, with respect to contracts involving prime contractors or government-designated subcontractors, the inability of those parties to perform under their contracts. Any of the foregoing events could adversely affect our results of operations or financial conditions.

POTENTIAL YEAR 2000 PROBLEMS COULD ADVERSELY IMPACT OUR BUSINESS

      Many currently installed computer systems and software products experience difficulty in functionality with respect to distinguishing between twenty-first century dates and twentieth century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to function properly in the future.

      We have tested our current products for Year 2000 compliance and believe that they are Year 2000 compliant. However, the failure of our current or prior products to operate properly with regard to Year 2000 requirements could cause us to incur unanticipated expenses to remedy any problems, cause a reduction in sales and expose us to related litigation by our customers, each of which could harm our business. In addition, we and the third parties with whom we conduct business may utilize equipment or software that may not be Year 2000 compliant. Failure of our or any of these third party's equipment or software to operate properly with regard to the Year 2000 requirements could result in, among other things, unanticipated expenses or efforts to remedy any problems, which could harm our or such third party's respective business. Furthermore, the purchasing patterns of customers, or potential customers, may be affected by Year 2000 issues. Companies may expend significant resources to evaluate and correct their own equipment or software for Year 2000 compliance while they simultaneously evaluate the preparedness of the third parties with whom they deal. These expenditures may result in reduced funds available to purchase products and services such as those offered by us, which could adversely affect our business. See Management's Discussion and Analysis of Financial Condition and Results of Operations.

WE RELY ON A LIMITED NUMBER OF SUPPLIERS AND THIRD-PARTY MANUFACTURERS, WHO MAY NOT CONSISTENTLY MEET OUR BUSINESS NEEDS

      Some of our products contain critical components supplied by a single or a limited number of third parties. We have been required to purchase certain computer platforms around which we design our network fault and performance management products to ensure an available supply of these products for our customers. Any significant shortage of these platforms or other components or the failure of the third party supplier to maintain or enhance these products could lead to cancellations of customer orders or delays in placement of orders which could materially adversely affect our results of operations. In addition, if our purchase of these components or platforms exceeds demand, we could incur losses or other charges in disposing of excess inventory, which could also materially adversely affect our results of operations.

      Our manufacturing operations consist primarily of assembly, testing and quality control of materials, components, subassemblies and systems for our Sniffer based products. We use third party manufacturers for these manufacturing operations. Reliance on third party manufacturers involves a number of risks, including the lack of control over the manufacturing process and the absence or unavailability of adequate capacity. In the event that any third party manufacturers cannot or will not continue to manufacture the Sniffer based products in required volumes, on a cost effective basis, in a timely manner or at all, we will have to secure additional manufacturing capacity. Even if such additional capacity is available at commercially acceptable terms, the qualification process could be lengthy and could create delay in product shipments.

OUR DELAWARE LAW AND OUR ADOPTION OF A RIGHTS PLAN MAY INHIBIT POTENTIAL ACQUISITION BIDS; THIS MAY ADVERSELY AFFECT THE MARKET PRICE FOR OUR COMMON STOCK AND PREVENT CHANGES IN OUR MANAGEMENT.

      Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote of action by its stockholders. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock.

      In October 1998 our board of directors adopted shareholders rights plan. Each right under this plan entitles the record holder to buy 1/1000th of a share of our series B participating preferred stock at an exercise price of $200.00. The rights will become exercisable following the tenth day after a person or group announces acquisition of 15% or more of our common stock or announces commencement of a tender or exchange offer the consummation of which would result in ownership by the person or group of 15% or more of our common stock. We are entitled to redeem the rights at $0.01 per right at any time on or before the tenth day following acquisition by a person or group of 15% or more of our common stock.

      Certain provisions of Delaware law and our certificate of incorporation and bylaws, such as a classified board, could delay or make a merger, tender offer or proxy contest involving Network Associates more difficult. While these provisions and our rights plan are intended to enable our board of directors to maximize stockholder value, they may have the effect of discouraging takeovers which may not be in the best interest of certain stockholders. Our rights plan and these provisions could have an adverse effect on the market value of our common stock.

                                 USE OF PROCEEDS

        Network Associates will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution."

                              SELLING STOCKHOLDERS

        The following table sets forth as of the date of this prospectus, the name of each of the selling stockholders, the number of shares of common stock that each selling stockholder owns, the number of shares of common stock owned by each selling stockholder that may be offered for sale from time to time by this prospectus, and the number of shares of common stock to be held by each selling stockholder assuming the sale of all the common stock offered hereby.

        The selling stockholders are former or current employees of Network Associates, QA Information Security Holding AB, a Swedish corporation, or FSA Corporation, an Alberta corporation. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.


                                 SHARES BENEFICIALLY
                                   OWNED PRIOR TO                             SHARES BENEFICIALLY OWNED
                                     OFFERING(1)            NUMBER OF             AFTER OFFERING(1)
                                --------------------       SHARES BEING       -------------------------
NAME OF SELLING STOCKHOLDER       NUMBER     PERCENT          OFFERED           NUMBER       PERCENT
---------------------------     ----------   -------       ------------         ------       -------
Erik Aberg                         21,595       *              21,595              0            *
Daniel Friedman                   362,587       *             362,587              0            *
Mikael Larsson                     10,660       *              10,660              0            *
Morgan Stanley & Co.               75,002       *              75,002              0            *
Pasi Karlsson                       4,594       *               4,594              0            *
Per Karlsson                        9,137       *               9,137              0            *


----------
* Less than 1%.

(1) Based on 138,197,011 shares outstanding as of April 30, 1999.


                              PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of Network Associates in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares offered hereby may be sold, without limitation, by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

        In connection with distributions of the shares offered hereby or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Network Associates' common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell Network Associates' common stock short and deliver the shares offered hereby to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

        Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above.

        To comply with the securities laws of certain states, if applicable, the shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the shares offered hereby in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholders may indemnify any broker-dealer than participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our certificate of incorporation limits the liability of our directors for monetary damages to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability

        - for any breach of their duty of loyalty to the corporation or its stockholders;

        - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

        - for any transaction from which the director derived an improper personal benefit.

        Our bylaws provide that we must indemnify our directors and executive officers and may indemnify our other officers, employees and agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

        We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Network Associates, arising out of such person's services as an Network Associates director or officer, any subsidiary of Network Associates or any other company or enterprise to which the person provides services at our request.

        We also maintain an insurance policy insuring our directors and officers against liability for certain acts and omissions while acting in their official capacities.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Network Associates pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  LEGAL MATTERS

        Certain legal matters relating to the validity of the securities offered hereby will be passed upon for Network Associates by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                     EXPERTS

        The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated by reference in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

================================================================================

PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER NETWORK ASSOCIATES NOR ANY SELLING STOCKHOLDER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THE SHARES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THE SHARES.



                                TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Where You Can Find More Information............     2
Network Associates.............................     3
Forward-Looking Statements.....................     3
Risk Factors ..................................     5
Use of Proceeds................................    21
Selling Stockholders...........................    21
Plan of Distribution...........................    21
Indemnification of Directors and Officers......    23
Legal Matters..................................    23
Experts........................................    23


                                 483,575 SHARES

                            NETWORKS ASSOCIATES, INC.

                               ------------------

                                  COMMON STOCK

                               ------------------


                                   PROSPECTUS


                                  May 28, 1999

================================================================================

                            NETWORK ASSOCIATES, INC.

                       REGISTRATION STATEMENT ON FORM S-3


                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        We will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq Stock Market listing fee.


SEC Registration Fee...................................   $ 1,806.79
Accounting fees and expenses...........................   $ 7,500.00
Legal Fees and expenses................................   $15,000.00
Nasdaq Stock Market listing fee........................   $ 9,671.00
Miscellaneous..........................................   $ 1,022.21
Total..................................................   $35,000.00

ITEM 15.INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Our certificate of incorporation limits the liability of directors for monetary damages to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

        - for any breach of their duty of loyalty to the corporation or its stockholders;

        - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

        - for any transaction from which the director derived an improper personal benefit.

        Our bylaws provide that we shall indemnify its directors and executive officers and may indemnify its other officers, employees and agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification.

        We have entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of Network Associates, arising out of such person's services as our director or officer, any of our subsidiaries or any other company or enterprise to which the person provides services at the request of the Company.

        We also maintain an insurance policy insuring its directors and officers against liability for certain acts and omissions while acting in their official capacities.

ITEM 16.EXHIBITS

EXHIBIT
 NUMBER
--------
5.1     Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1    Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2    Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation
        (included in Exhibit 5.1).

24.1    Power of Attorney (contained on Page II-3).



ITEM 17.       UNDERTAKINGS

        A.     The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

        B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
        Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.     Undertaking in Respect of Indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on May 28, 1999.

                                       NETWORK ASSOCIATES

                                       By: /s/ Prabhat K. Goyal
                                           -------------------------------------
                                           Prabhat K. Goyal
                                           Vice President of Administration
                                           and Chief Financial Officer

                                POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Prabhat K. Goyal his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents n connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant on May 28, 1999.

               SIGNATURE                                   TITLE
               ---------                                   -----
/s/ William L. Larson                 Chief Executive Officer and Chairman of the Board
----------------------------------    (Principal Executive Officer)
William L. Larson

/s/ Prabhat K. Goyal                  Vice President of Administration, Chief Financial
----------------------------------    Officer Treasurer and Secretary (Principal
Prabhat K. Goyal                      Financial and Accounting Officer)

/s/ Leslie G. Denend                  Director
----------------------------------
Leslie G. Denend

/s/ Virginia Gemmell                  Director
----------------------------------
Virginia Gemmell

/s/ Edwin Harper                      Director
----------------------------------
Edwin Harper

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                    ========================================

                                    EXHIBITS

                    ========================================


                       Registration Statement on Form S-3

                            NETWORK ASSOCIATES, INC.

                                  May 28, 1999

                                INDEX TO EXHIBITS


EXHIBIT
--------
 NUMBER
5.1     Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1    Consent of PricewaterhouseCoopers LLP, independent accountants.

23.2    Consent of Counsel (included in Exhibit 5.1).

24.1    Power of Attorney (contained on Page II-3).